Exhibit 3.281

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

WMG ARTIST BRAND LLC

(ORIGINALLY FILED AS BRAND ASSET GROUP, LLC)

THIS Amended and Restated Certificate of Formation of WMG Artist Brand LLC (the “LLC”), dated as of July 18, 2011, has been duly executed and is being filed by the undersigned authorized person in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the LLC (filed under the name “Brand Asset Group, LLC”), which was filed on February 8, 2007, with the Secretary of State of the State of Delaware (the “Secretary of State”), as amended by the Certificate of Amendment thereto (reflecting a change in the name of the LLC from “Brand Asset Group, LLC” to “WMG Artist Brand LLC”) which was filed on January 12, 2011 with the Secretary of State, and as further heretofore amended (the “Certificate”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1. Name. The name of the limited liability company is WMG Artist Brand LLC.

2. Registered Office. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Agent. The name and address of the registered agent for service of process on the LLC in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

WARNER MUSIC INC., as authorized person

By:	/s/ Paul Robinson
Name:	Paul Robinson
Title:	EVP & General Counsel